Ankit Consulting Services Inc.

CPAs & Consultants

30211 Avenida De Las Banderas, Suite # 200

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Rancho Santa Margarita, CA 92688

Phone: 949-683-3034, Facsimile: 949-271-4737

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form 1-A is a part, of the report dated August 21, 2017 relative to the financial statements of MiTio Inc., as of June 30, 2017 and for the period from May 24, 2017 (inception) to June 30, 2017.

We also consent to the reference to my firm under the caption "Experts" in such Registration

Statement.

Ankit Consulting Services, Inc.

Certified Public Accountants

Ankit Consulting Services, Inc. Certified Public Accountants Rancho Santa Margarita, CA August 25, 2017